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                                                                 Exhibit 99.2

                                                        [Grant Thornton Logo]

           REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
Bank of Weirton

     We have audited the statement of condition of the Bank of Weirton as of December 31, 1995 and the related statements of income, changes in stockholders' equity and cash flows for the one year period ended December 31, 1995, not presented separately herein. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Bank of Weirton as of December 31, 1995, and the results of its operations and its cash flows for the one year period ended December 31, 1995, in conformity with generally accepted accounting principles.


                                             /s/ GRANT THORNTON LLP
                                               Grant Thornton LLP

Chicago, Illinois
October 17, 1996